Exhibit 10.46

Agreement Appointing

Joseph G. Passaic, Jr., Corporate Secretary of NYIAX, Inc.

In accordance with the terms below, this is to confirm our agreement with and the appointment of Joseph G. Passaic, Jr., to serve as corporate secretary and officer (the “Secretary”) of NYIAX, Inc., a Delaware corporation, (the “Company”) effective May 17, 2022.

ARTICLE 1

General Description of Services

The Secretary’s duties and responsibilities shall include:

1.1 Ensure that the board of directors has the resources to fulfill its fiduciary duties to the Company’s shareholders.

1.2 Prepare agenda, minutes and resolutions of board actions during board and committee meetings to reflect its proper discharge of its fiduciary duties and review and maintain the Company’s books and records.

1.3 Serve as advisor to the board and its executive management team.

1.4 Ensure that the corporate governance framework of the Company is properly designed, implemented and maintained.

1.5 Serve as secretary for annual and special meetings of the Company shareholders.

1.5 Act as liaison with the Company’s third party corporate governance service providers and outside counsel.

1.6. Assist the board with training and development in corporate governance and related matters.

ARTICLE 2

Compensation for Services

2.1 Compensation. Commencing June 1, 2022 the Company shall pay the Secretary a base monthly compensation of $10,000. In addition, for the first three months commencement of the Company’s initial public offering, the Company shall pay Secretary an additional amount per month not less than $5,000 as may be determined by the company for a total minimum of $15,000 per month. Thereafter, any additional compensation shall be determine by mutual agreement.

2.2 Equity Compensation. The Company shall grant the Secretary: (1) 20,000 fully vested non-qualified stock options at fair market value; and (2) 40,000 Company RSUs which one half shall vest on May 31, 2023 and the remainder on January 1, 2024. All RSUs shall fully vest immediately in the event that the Company terminates the Secretary as corporate secretary of the Company. The Company may grant Secretary additional options, RSUs or other stock equivalents from time to time in its discretion.

2.3 Expense Reimbursement. The Company shall reimburse Secretary for reasonable and necessary out-of-pocket expenses subject to pre-approval by the Chair of the Company.

2.4 Other Benefits. Secretary shall not participate in and hereby opts out of any employee pension, health, welfare or other fringe benefit of the Company.

ARTICLE 3

Indemnification

3.1 Indemnification. The Company shall provide indemnification to the fullest extent under Delaware law and shall hold harmless the Secretary from and against any and all claims, liability, suits, losses, damages and judgments, joint and several, and shall pay all costs and expenses, including costs and expenses related thereto. This indemnification shall survive termination of the Agreement by either party.

3.2 Director and Officer Liability Insurance. The Company shall include the Secretary under the Company’s D&O coverage policy.

ARTICLE 4
Termination

Either the Secretary or the Company may terminate the Secretary’s officer appointment in accordance with Delaware law upon thirty days prior written notice.

ARTICLE 5

General Provisions

5.1 Construction of Terms. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

5.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.3 Complete Agreement. This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of the Agreement, whether written or oral.

5.4 Dispute Resolution. If there is any dispute or controversy between the parties arising out of or relating to this Agreement, the parties agree that such dispute or controversy will be arbitrated in accordance with the proceedings under American Arbitration Rules, and such arbitration will be the exclusive dispute resolution method under this Agreement. The decision and award determined by such arbitration will be final and binding upon both parties. All costs and expenses, including reasonable attorney’s and expert’s fees, of all parties incurred in any dispute under/or settled by arbitration pursuant to this Agreement will be borne by the party determined to be liable in respect of any dispute, provided, however, that if complete liability is not assessed against only one party, the parties will share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement until the dispute is resolved.

5.5 Modification. No modification, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

5.6 Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

5.7 Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

/s/ Joseph Passaic	5/31/2022	/s/ Thomas F. O’Neill	6/1/2022
Joseph G. Passaic, Jr.	Date		Date
Authorized Representative
NYIAX, Inc.

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